UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 22, 2022

BRIGHT GREEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-41395	83-4600841
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1033 George Hanosh Boulevard

Grants, NM 87020

(Address of principal executive offices and zip code)

(833) 658-1799

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BGXX	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

The disclosure set forth under Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2022, and effective as of September 1, 2022, Bright Green Corporation, a Delaware corporation (the “Company”), entered into an Executive Employment Agreement with Mr. Terry Rafih (the “Agreement”) to serve as the Company’s Executive Chairman of the Board of Directors (the “Board”) and Chief Executive Officer. The Agreement provides Mr. Rafih an annual base salary of $600,000, which shall initially be deferred until March 23, 2023, and eligibility to participate in the Company’s benefit plans and executive compensation programs generally. Additionally, Mr. Rafih is eligible to receive an annual cash bonus of up to 150% of his base salary, provided that certain performance objectives are met (as set and determined by the Board), and an annual bonus equal to 1.5% of the net revenue generated by the Company for each of the Company’s fiscal years ending 2022, 2023, and 2024. The Agreement subjects Mr. Rafih to standard restrictive covenants, including non-competition, non-solicitation, and invention assignment provisions.

If Mr. Rafih’s employment is terminated by the Company without “Cause” (as defined in the Agreement) (other than for death or disability) or is terminated by Mr. Rafih for “Good Reason” (as defined in the Agreement) or the term of his employment is not renewed, Mr. Rafih will be entitled to receive (i) Accrued Obligations (as defined below); (ii) a lump sum payment equal to two (2) times the sum of (a) Mr. Rafih’s base salary then in effect and (b) two (2) times the maximum cash bonus then in effect for the current year; (iii) any earned but unpaid revenue bonus with respect to any completed fiscal year immediately preceding the termination date; (iv) any revenue bonus Mr. Rafih would have earned for the full year in which such termination occurred, prorated as set forth in the Agreement (v) all rights to which Mr. Rafih is entitled under each equity award as determined in accordance with the terms of the equity plans, programs, or award agreement under which any such equity has been granted, subject to the terms and conditions of the Agreement; and (vi) reimbursement of the COBRA premiums paid for continuation of coverage for Mr. Rafih, and his eligible dependents, until the earlier of (a) thirty-six (36) month period from the date of termination or (b) the date upon which Mr. Rafih and/or Mr. Rafih’s eligible dependents are no longer eligible for COBRA continuation coverage

If Mr. Rafih’s employment is terminated for “Cause” (as defined in the Agreement) or is terminated by Mr. Rafih without “Good Reason” (as defined in the Agreement), Mr. Rafih will be entitled to receive (i) accrued but unpaid base salary for services rendered through the date of termination and accrued but unused vacation; (ii) reimbursement for unreimbursed business expenses properly incurred by Mr. Rafih; (iii) amounts which Mr. Rafih has earned and are owed to him pursuant to the terms of any written agreements, compensation and/or equity plans or programs of the Company or any of its affiliates as of the termination date, including, but not limited to any awards granted pursuant to any such plans or programs (such amounts subject to the terms and rights of those agreements and plans, all of which may differ based on the events of termination, and based on any discretion of the Board or the Company to accelerate vesting); (iv) amounts to which Mr. Rafih is legally entitled pursuant to any employee benefit plans of the Company or any of its affiliates as of the termination date (including, but not limited to, life insurance proceeds upon death and/or disability insurance proceeds upon disability); and (v) any indemnification rights Mr. Rafih has in connection with his service as an officer and/or director of the Company and/or its affiliates as of the termination date, whether pursuant to the Company’s governing documents or otherwise ((i)-(v) collectively, the “Accrued Obligations”).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits.

Exhibit Number	Description
10.1¥	Executive Employment Agreement, dated September 22, 2022, by and between Bright Green Corporation. and Terry Rafih.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

¥ Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2022	Bright Green Corporation

	By:	/s/ Terry Rafih
Terry Rafih
Chief Executive Officer & Chairman of the Board